SCHEDULE 14A
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SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

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HEWLETT-PACKARD COMPANY

(Name of Registrant as Specified In Its Charter)

WALTER B. HEWLETT, EDWIN E. VAN BRONKHORST AND THE WILLIAM R. HEWLETT REVOCABLE TRUST

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FOR IMMEDIATE RELEASE

Walter Hewlett Responds to
Statement From Hewlett-Packard

         Palo Alto, CA, February 11, 2002 — Walter B. Hewlett, on behalf of The William R. Hewlett Revocable Trust and its trustees, today issued the following statement in response to a statement from Hewlett-Packard Company (NYSE: HWP):

The claim that Hewlett-Packard developed the plan to acquire Compaq as the result of two and a half years of careful consideration and evaluation of alternatives is pure fantasy. In fact, nothing could be further from the truth.

The plan to acquire Compaq came as a result of a phone call from Michael Capellas, Compaq’s CEO, to Carly Fiorina just a few months prior to the announcement of the transaction, according to HP’s own proxy statement. We believe that it was only after this that HP created its purported strategy to justify spending $25 billion to acquire Compaq.

The notion that HP’s full board has considered, debated and rejected every alternative we now suggest completely defies the record and common sense.

The cornerstone of our alternative strategy for HP is that the company should focus on its strengths and build on its good businesses. One of our alternatives is that HP should be strengthening its lead in imaging and printing. The full board clearly supports that strategy and has made some moves in the right direction – such as the pending acquisition of Indigo.

Another alternative we suggest is that HP should be expanding its high-end enterprise solutions and services business. The full Board clearly supports that strategy as well.

Finally, we continue to vigorously oppose doubling down on low end commodity PCs and NT servers. Merging with Compaq is not a solution to HP’s PC problems.

About Walter B. Hewlett

         Walter B. Hewlett serves as Chairman of The William and Flora Hewlett Foundation, where he has been a director since its founding in 1966. Mr. Hewlett is also a trustee of the William R. Hewlett Revocable Trust. He has served since 1987 on the Board of Directors of Hewlett-Packard Company and since 1999 on the Board of Directors of Agilent Technologies, Inc. He was elected to the Board of Overseers of Harvard University in 1997. In 1994, Mr. Hewlett participated in the formation of Vermont Telephone Company of Springfield, Vermont and currently serves as its Chairman. He founded the Center for Computer Assisted Research in the Humanities in 1984, and currently serves as a director of the Center. He also serves on the boards of The Public Policy Institute of California and The Packard Humanities Institute. Mr. Hewlett is the son of the late Hewlett-Packard Company co-founder, William R. Hewlett. Mr. Hewlett holds advanced degrees in music, engineering, and operations research from Stanford University and an A.B. cum laude in physics from Harvard University.

-more-

ADDITIONAL IMPORTANT INFORMATION

         On February 5, 2002, Walter B. Hewlett, Edwin E. van Bronkhorst and the William R. Hewlett Revocable Trust (collectively, the “Filing Persons”) filed a definitive proxy statement with the Securities and Exchange Commission relating to their opposition to the proposed merger involving Hewlett-Packard Company and Compaq Computer Corporation. The Filing Persons urge stockholders to read their definitive proxy statement because it contains important information. You may obtain a free copy of the Filing Persons’ definitive proxy statement and other documents on the Securities and Exchange Commission’s website at www.sec.gov, at the Filing Persons’ website at www.votenohpcompaq.com, or by contacting MacKenzie Partners at 1-800-322-2885 or 1-212-929-5500, or by sending an email to proxy@mackenziepartners.com.

Contacts:

Joele Frank / Todd Glass
Joele Frank, Wilkinson Brimmer Katcher
(212) 355-4449

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